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                                                             Exhibit 99(a)(1)(J)


                                                                May 29, 2001

Dear Chordiant Team Member:

     We have amended the Offer to Exchange and the Summary of Terms (each of which you previously received in the email I sent on May 4, 2001) in the attached document labeled "Supplement to Offer." This supplement contains additional information you may find important in determining whether or not you wish to accept or reject the option exchange offer, and we encourage you to read it alongside the Offer to Exchange and Summary of Terms.

     We are also requiring you to submit a new Election Form (a copy of which is attached in the document labeled "Revised Election Form"). Therefore, to participate in the offer, you must sign and deliver the attached Revised Election form and return it to me at Chordiant before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if the offer is extended). If you already submitted an Election Form, the Company will return to you a photocopy of the completed form and you will be required to submit a Revised Election Form to participate in the offer. Additional information pertaining to the Revised Election Form can be found in the attached supplement.

     If you have any questions about the offer, please contact me at (408) 517-6149 or at tony.boccanfuso@chordiant.com.

                                    Sincerely,

                                    A.J. "Tony" Boccanfuso
                                    Senior Vice President of Worldwide Human
                                    Resources


     *Please note that all references to the "Election Form" in the Offer to Exchange and Summary of Terms now refer to the Revised Election Form you are being provided with and not the Election Form you previously received.

     **Please also note that the two Notice of Change in Election Forms your received (the "Notice of Change in Election From Accept to Reject" and the "Notice of Change in Election From Reject to Accept") in the email I sent on May 4, 2001 are still valid. However, if you wish to change your election, you must also submit along with the correct Notice of Change in Election Form a Revised Election Form.